UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): February 18, 2009 (February 13, 2009)

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NATIONAL FINANCIAL PARTNERS CORP.

(Exact name of registrant as specified in its charter)

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Delaware	001-31781	13-4029115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

340 Madison Avenue, 19th Floor New York, New York		10173
(Address of principal executive offices)		(Zip Code)

(212) 301-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)          On February 13, 2009, National Financial Partners Corp. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Mr. Mark C. Biderman, former Chief Financial Officer and Executive Vice President of the Company. Mr. Biderman’s appointment to Vice Chairman and subsequent departure from the Company has been previously disclosed, as has the Company’s reduction in headcount at its New York-based corporate headquarters leading to a severance charge of approximately $1.4 million in the fourth quarter of 2008. Pursuant to the terms of the Letter Agreement, the Company agreed to provide Mr. Biderman with a severance payment of $925,000 (the “Severance Payment”) payable in a lump sum on or before March 15, 2009, provided that Mr. Biderman does not revoke his acceptance of the Letter Agreement or release of claims within a seven day revocation period and complies with certain other obligations under the Letter Agreement. Mr. Biderman is subject to certain confidentiality, non-disparagement and non-solicitation restrictive covenants pursuant to the Letter Agreement. Mr. Biderman’s Severance Payment will result in an additional $0.2 million severance charge to be taken in 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Financial Partners Corp. Date: February 18, 2009

By:	/s/ Jessica M. Bibliowicz

Name:	Jessica M. Bibliowicz
Title:	President and Chief Executive Officer